Exhibit 1.1

« GLOBANT S.A. » société anonyme L-1855 Luxembourg, 37A, avenue J.F. Kennedy R.C.S. Luxembourg, section B numéro 173.727

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STATUTS COORDONNES à la date du 22 janvier 2019

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A.           NAME - DURATION - PURPOSE - REGISTERED OFFICE

Article 1          Name

There exists a company in the form of a joint stock company (société anonyme) under the name of “GLOBANT S.A.” (the "Company") which shall be governed by the law of 10 August 1915 concerning commercial companies, as amended (the “Law”), as well as by the present articles of association.

Article 2          Duration

The Company is incorporated for an unlimited duration. It may be dissolved at any time and without cause by a resolution of the general meeting of shareholders, adopted in the manner required for an amendment of these articles of association.

Article 3          Object

3.1.          The Company's primary purpose is the creation, holding, development and realization of a portfolio, consisting of interests and rights of any kind and of any other form of investment in entities in the Grand Duchy of Luxembourg and in foreign entities, whether such entities exist or are to be created, especially by way of subscription, acquisition by purchase, sale or exchange of securities or rights of any kind whatsoever, such as equity instruments, debt instruments, patents and licenses, as well as the administration and control of such portfolio.

3.2.          The Company may further grant any form of security for the performance of any obligations of the Company or of any entity in which it holds a direct or indirect interest or right of any kind or in which the Company has invested in any other manner or which forms part of the same group of entities as the Company and lend funds or otherwise assist any entity in which it holds a direct or indirect interest or right of any kind or in which the Company has invested in any other manner or which forms part of the same group of companies as the Company.

3.3.          The Company may borrow in any form and may issue any kind of notes, bonds and debentures and generally issue any debt, equity and/or hybrid or other securities of any kind in accordance with Luxembourg law.

3.4.          The Company may carry out any commercial, industrial, financial, real estate, technical, intellectual property or other activities which it may deem useful in accomplishment of these purposes.

Article 4          Registered office

4.1           The Company's registered office is established in the city of Luxembourg, Grand Duchy of Luxembourg. The Company's registered office may be transferred by a resolution of the board of directors within the same municipality.

4.2           It may be transferred to any other municipality in the Grand Duchy of Luxembourg by means of a resolution of the general meeting of shareholders.

4.3           Branches or other offices may be established either in the Grand Duchy of Luxembourg or abroad by a resolution of the board of directors.

B.           SHARE CAPITAL - COMMON SHARES - REGISTER OF COMMON SHARES - OWNERSHIP AND TRANSFER OF COMMON SHARES

Article 5          Share capital

5.1.          The Company has a share capital of forty-three million three hundred twenty-four thousand five hundred seventy-six U.S. dollars and eighty cent (USD 43,324,576.80) represented by thirty-six million one hundred three thousand eight hundred fourteen (36,103,814) common shares having a nominal value of one U.S. dollar and twenty cents (USD 1.20) per common share.

5.2.          The Company's issued share capital may be (i) increased by a resolution of the board of directors (or delegate thereof) in accordance with articles 6.1 and 6.2 of these articles of association or (ii) increased or reduced by a resolution of the general meeting of shareholders, adopted in the manner required for an amendment of these articles of association.

Article 6          Authorized capital

6.1           The Company’s authorized capital, excluding the Company's share capital, is set at seven million five hundred fifty-five thousand two hundred twenty-seven U.S. dollars and sixty cents (USD 7,555,227.60) consisting in six million two hundred ninety-six thousand twenty-three (6,296,023) common shares having a nominal value of one U.S. dollar and twenty cents (USD 1.20) per common share.

6.2           The board of directors is authorized to issue common shares, to grant options to subscribe for common shares and to issue any other instruments convertible into, or giving rights to, common shares within the limit of the authorized share capital, to such persons and on such terms as it shall see fit, and specifically to carry out such issue or issues without reserving a pre-emptive subscription right for the existing shareholders during a period of time from the date of the extraordinary general meeting of shareholders held on 8 May 2017 and ending on the fifth (5th) anniversary of the date of publication in the Recueil Electronique des Sociétés et Associations of the minutes of the extraordinary general meeting of shareholders held on 8 May 2017. Such common shares may be issued above, at or below market value, above or at nominal value, or by way of incorporation of available reserves (including premium). The general meeting has authorized the board of directors to waive, suppress or limit any pre-emptive subscription rights of shareholders to the extent the board deems such waiver, suppression or limitation advisable for any issue or issues of common shares within the scope of the Company’s authorized (un-issued) share capital. This authorization may be renewed, amended or extended by resolution of the general meeting of shareholders adopted in the manner required for an amendment of these articles of association. Upon an issue of shares within the authorized share capital, the board shall have the present articles of association amended accordingly.

6.3           The authorized capital of the Company may be increased or reduced by a resolution of the general meeting of shareholders adopted in the manner required for amendments of these articles of association.

Article 7          Common shares

7.1           The Company’s share capital is divided into common shares, each of them having the same nominal value. The common shares of the Company are shall remain in registered form only.

7.2           The Company may have one or several shareholders.

7.3           No fractional common shares shall be issued or exist.

7.4           Within the limits and conditions laid down by the Law, the Company may repurchase its own common shares and may hold them in treasury.

7.5           A register of common shares will be kept by the Company and will be available for inspection by any shareholder. Ownership of registered common shares will be established by inscription in the said register or in the event separate registrars have been appointed pursuant to article 7.6, in such separate register(s). Without prejudice to the conditions for transfer by book entries provided for in article 7.8 of these articles of association, a transfer of registered common shares shall be carried out by means of a declaration of transfer entered in the relevant register, dated and signed by the transferor and the transferee or by their duly authorized representatives or by the Company upon notification of the transfer or acceptance of the transfer by the Company. The Company may accept and enter in the relevant register a transfer on the basis of correspondence or other documents recording the agreement between the transferor and the transferee.

7.6           The Company may appoint registrars in different jurisdictions who will each maintain a separate register for the registered common shares entered therein and the holders of common shares may elect to be entered in one of the registers and to be transferred from time to time from one register to another register. The board of directors may however impose transfer restrictions for common shares that are registered, listed, quoted, dealt in or have been placed in certain jurisdictions in compliance with the requirements applicable therein. A transfer to the register kept at the Company's registered office may always be requested.

7.7           Subject to the provisions of article 7.8 and article 7.10, the Company may consider the person in whose name the registered common shares are registered in the register of shareholders as the full owner of such registered common shares. In the event that a holder of registered common shares does not provide an address in writing to which all notices or announcements from the Company may be sent, the Company may permit a notice to this effect to be entered into the register of shareholders and such holder’s address will be deemed to be at the registered office of the Company or such other address as may be so entered by the Company from time to time, until a different address shall be provided to the Company by such holder in writing. The holder may, at any time, change his address as entered in the register of shareholders by means of written notification to the Company.

7.8           The common shares may be held by a holder (the “Holder”) through a securities settlement system or a Depository (as this term is defined below). The Holder of common shares held in such fungible securities accounts has the same rights and obligations as if such Holder held the common shares directly. The common shares held through a securities settlement system or a Depository shall be recorded in an account opened in the name of the Holder and may be transferred from one account to another in accordance with customary procedures for the transfer of securities in book-entry form. However, the Company will make dividend payments, if any, and any other payments in cash, common shares or other securities, if any, only to the securities settlement system or Depository recorded in the register of shareholders or in accordance with the instructions of such securities settlement system or Depository. Such payment will grant full discharge of the Company’s obligations in this respect.

7.9           In connection with a general meeting, the board of directors may decide that no entry shall be made in the register of shareholders and no notice of a transfer shall be recognized by the Company and the registrar(s) during the period starting on the Record Date (as hereinafter defined) and ending on the closing of such general meeting.

7.10         All communications and notices to be given to a registered shareholder shall be deemed validly made if made to the latest address communicated by the shareholder to the Company in accordance with article 7.7 or, if no address has been communicated by the shareholder, the registered office of the Company or such other address as may be so entered by the Company in the register from time to time according to article 7.8.

7.11         Where common shares are recorded in the register of shareholders in the name of or on behalf of a securities settlement system or the operator of such system and recorded as book-entry interests in the accounts of a professional depositary or any sub-depositary (any depositary and any sub-depositary being referred to hereinafter as a “Depositary”), the Company - subject to having received from the Depositary a certificate in proper form - will permit the Depository of such book-entry interests to exercise the rights attaching to the common shares corresponding to the book-entry interests of the relevant Holder, including receiving notices of general meetings, admission to and voting at general meetings, and shall consider the Depository to be the holder of the common shares corresponding to the book-entry interests for purposes of this article 7 of the present articles of association. The board of directors may determine the formal requirements with which such certificates must comply.

Article 8          Ownership of common shares

8.1           The Company will recognize only one holder per common share. If a common share is owned by several persons, they must designate a single person to be considered as the sole owner of such common share in relation to the Company. The Company is entitled to suspend the exercise of all rights attached to a common share held by several owners until one (1) owner has been designated.

8.2           The common shares are freely transferable. All rights and obligations attached to any common share are passed to any transferee thereof.

C.           GENERAL MEETING OF SHAREHOLDERS

Article 9          Powers of the general meeting of shareholders

The shareholders exercise their collective rights in the general meeting of shareholders. Any regularly constituted general meeting of shareholders of the Company represents the entire body of shareholders of the Company. It shall have the broadest powers to authorize, order, carry out or ratify acts relating to the Company.

Article 10          Convening general meetings of shareholders

10.1         The general meeting of shareholders of the Company may at any time be convened by the board of directors, to be held at such place and on such date as specified in the convening notice of such meeting.

10.2         The general meeting of shareholders must be convened by the board of directors, upon request in written indicating the agenda, addressed to the board of directors by one or several shareholders representing at least ten percent (10%) of the Company´s issued share capital. In such case, a general meeting of shareholders must be convened and shall be held within a period of one (1) month from receipt of such request. Shareholder(s) holding at least five percent (5%) of the Company´s issued share capital may request the addition of one or several items to the agenda of any general meeting of shareholders and propose resolutions. Such requests must be received at the Company´s registered office by registered mails at least twenty-two (22) days before the date of such meeting.

10.3         The annual general meeting of shareholders shall be held within six (6) months of the end of each financial year in Luxembourg, at the registered office of the Company or at such other place as may be specified in the convening notice of such meeting.

10.4         Other general meetings of shareholders may be held at such place and time as may be specified in the respective notice of meeting.

10.5         General meetings of shareholders shall be convened in accordance with the provisions of the Law and if the common shares of the Company are listed on a foreign stock exchange, in accordance with the requirements of such foreign stock exchange applicable to the Company.

10.6         If the common shares of the Company are not listed on any foreign stock exchange, all shareholders recorded in the register of shareholders on the date of the general meeting of the shareholders are entitled to be admitted to the general meeting of shareholders.

10.7         If the common shares of the Company are listed on a stock exchange, all shareholders recorded in any register of shareholders of the Company are entitled to be admitted and vote at the general meeting of shareholders based on the number of shares they hold on a date and time preceding the general meeting of shareholders as the record date for admission to the general meeting of shareholders (the “Record Date”), which the board of directors may determine as specified in the convening notice.

10.8         Any shareholder, Holder or Depositary, as the case may be, who wishes to attend the general meeting must inform the Company thereof no later than on the fourteenth day preceding the date of such general meeting, or by any other date which the board of directors may determine and as specified in the convening notice, in a manner to be determined by the board of directors in the convening notice. In case of common shares held through the operator of a securities settlement system or with a Depositary designated by such Depositary, a holder of common shares wishing to attend a general meeting of shareholders should receive from such operator or Depositary a certificate certifying the number of common shares recorded in the relevant account on the Record Date. The certificate should be submitted to the Company no later than three (3) business days prior to the date of such general meeting. If the shareholder votes by means of a proxy, the proxy shall be deposited at the registered office of the Company or with any agent of the Company, duly authorized to receive such proxies, at the same time. The board of directors may set a shorter period for the submission of the certificate or the proxy in which case this will be specified in the convening notice.

10.9         If all shareholders are present or represented at a general meeting of shareholders and state that they have been informed of the agenda of the meeting, the general meeting of shareholders may be held without prior notice.

Article 11          Conduct of general meetings of shareholders

11.1         A board of the meeting shall be formed at any general meeting of shareholders, composed of a chairman, a secretary and a scrutineer, each of whom shall be appointed by the general meeting of shareholders and who do not need to be shareholders. The board of the meeting shall ensure that the meeting is held in accordance with applicable rules and, in particular, in compliance with the rules in relation to convening the meeting, quorum, if any, and majority requirements, vote tallying and representation of shareholders.

11.2         An attendance list must be kept for any general meeting of shareholders.

11.3         Each common share entitles the holder thereof to one vote, subject to the provisions of the Law. Unless otherwise required by applicable law or by these articles of association, resolutions at a general meeting of shareholders duly convened are adopted by a simple majority of the votes validly cast, regardless of the proportion of the issued share capital of the Company present or represented at such meeting. Abstention and nil votes will not be taken into account.

11.4         A shareholder may act at any general meeting of shareholders by appointing another person, shareholder or not, as his proxy in writing by a signed document transmitted by mail or facsimile or by any other means of communication authorized by the board of directors. One person may represent several or even all shareholders.

11.5         Shareholders who participate in a general meeting of shareholders by conference call, video-conference or by any other means of communication authorized by the board of directors, which allows such shareholder’s identification and which allows that all the persons taking part in the meeting hear one another on a continuous basis and may effectively participate in the meeting, are deemed to be present for the computation of quorum and majority, subject to such means of communication being made available at the place of the meeting.

11.6         Each shareholder may vote at a general meeting of shareholders through a signed voting form sent by mail or facsimile or by any other means of communication authorized by the board of directors and delivered to the Company’s registered office or to the address specified in the convening notice. The shareholders may only use voting forms provided by the Company which contain at least the place, date and time of the meeting, the agenda of the meeting, the proposals submitted to the resolution of the meeting, as well as for each proposal three boxes allowing the shareholder to vote in favor of or against the proposed resolution or to abstain from voting thereon by ticking the appropriate boxes. The Company will only take into account voting forms received no later than three (3) business days prior to the date of the general meeting of shareholders to which they relate. The board of directors may set a shorter period for the submission of the voting forms.

11.7         The board of directors may determine further conditions that must be fulfilled by the shareholders for them to take part in any general meeting of shareholders.

Article 12          Amendments of the articles of association

Subject to the provisions of the Law and of these articles of association, any amendment of the articles of association requires a majority of at least two-thirds (2/3) of the votes validly cast at a general meeting at which at least half (1/2) of the issued share capital is represented. In case the second condition is not satisfied, a second meeting may be convened in accordance with the Law, which may validly deliberate regardless of the proportion of the issued share capital of the Company represented at such meeting and at which resolutions are taken at a majority of at least two-thirds (2/3) of the votes validly cast. Abstention and nil votes will not be taken into account for the calculation of the majority.

Article 13          Adjourning general meetings of shareholders

The board of directors may adjourn any general meeting of shareholders already commenced, including any general meeting convened in order to resolve on an amendment of the articles of association, for a period of four (4) weeks. The board of directors must adjourn any general meeting of shareholders already commenced if so required by one or several shareholders representing in the aggregate at least twenty per cent (20%) of the Company’s issued share capital. By such an adjournment of a general meeting of shareholders already commenced, any resolution already adopted in such meeting will be cancelled. For the avoidance of doubt, once a meeting has been adjourned pursuant to the second sentence of this article 13, the board of directors shall not be required to adjourn such meeting a second time.

Article 14          Minutes of general meetings of shareholders

The board of any general meeting of shareholders shall draw up minutes of the meeting which shall be signed by the members of the board of the meeting as well as by any shareholder who requests to do so. Any copy and excerpt of such original minutes to be produced in judicial proceedings or to be delivered to any third party shall be signed by the chairman or the co-chairman of the board of directors or by any two of its members.

D.           MANAGEMENT

Article 15          Board of directors

15.1         The Company shall be managed by a board of directors, whose members may but do not need to be shareholders of the Company. The board of directors is vested with the broadest powers to take any actions necessary or useful to fulfill the Company’s corporate purpose, with the exception of the actions reserved by law or these articles of association to the general meeting of shareholders.

15.2         In accordance with article 60 of the Law, the Company’s daily management and the Company’s representation in connection with such daily management may be delegated to one or several members of the board of directors or to any other person(s) appointed by the board of directors, who may but are not required to be shareholders or not, acting alone or jointly. Their appointment, revocation and powers shall be determined by a resolution of the board of directors.

15.3         The board of directors may also grant special powers by notarized proxy or private instrument to any person(s) acting alone or jointly with others as agent of the Company.

15.4         The board of directors is composed of a minimum of seven (7) directors and a maximum of fifteen (15) directors. The board of directors must choose from among its members a chairman of the board of directors. It may also choose a co-chairman and it may choose a secretary, who does not need to be a shareholder or a member of the board of directors.

Article 16          Election and removal of directors and term of the office

16.1         Directors shall be elected by the general meeting of shareholders, and shall be appointed for a period up to four (4) years; provided however that directors shall be elected on a staggered basis, with one third (1/3) of the directors being elected each year and; provided, further that such term may be exceeded by a period up to the annual general meeting held following the fourth anniversary of the appointment. Each elected director shall hold office until his or her successor is elected. If a legal entity is elected director of the Company, such legal entity must designate an individual as permanent representative who shall execute this role in the name and for the account of the legal entity. The relevant legal entity may only remove its permanent representative if it appoints a successor at the same time. An individual may only be a permanent representative of one director and may not be a director at the same time.

16.2         Any director may be removed at any time without cause or prior notice by the general meeting of shareholders.

16.3         Directors shall be eligible for re-election indefinitely.

16.4         If a vacancy in the office of a member of the board of directors because of death, legal incapacity, bankruptcy, retirement or otherwise occurs, such vacancy may be filled on a temporary basis by a person designated by the remaining board members until the next general meeting of shareholders, which shall resolve on a permanent appointment.

Article 17          Convening meetings of the board of directors

17.1         The board of directors shall meet following notice validly given by the chairman or by any two (2) of its members at the place indicated in the notice of the meeting as described in the next paragraph.

17.2         Written notice of any meeting of the board of directors must be given to the directors at least five (5) days in advance of the date scheduled for the meeting by mail, facsimile, electronic mail or any other means of communication, except in case of emergency, in which case the nature and the reasons of such emergency must be indicated in the notice. Such convening notice is not necessary in case of assent to waive such requirement of each director in writing by mail, facsimile, electronic mail or by any other means of communication, a copy of such document being sufficient proof thereof. Also, a convening notice is not required for a board meeting to be held at a time and location determined in a prior resolution adopted by the board of directors. No convening notice shall furthermore be required in case all members of the board of directors are present or represented at a meeting of the board of directors or in the case of resolutions in writing pursuant to these articles of association.

Article 18          Conduct of meetings of the board of directors

18.1         The chairman of the board of directors shall preside at all meetings of the board of directors. In the absence of the chairman, the board of directors may appoint another director as chairman pro tempore.

18.2         The board of directors can act and deliberate validly only if at least the majority of its members are present or represented at a meeting of the board of directors.

18.3         Resolutions are adopted with the approval of a majority of the members present or represented at a meeting of the board of directors. In case of a tie, the chairman of the board of directors shall have a casting (deciding) vote. In the absence of the chairman of the board of directors, the director who has been appointed as chairman pro tempore of the meeting shall not have a casting (deciding) vote.

18.4         Any director may act at any meeting of the board of directors by appointing any other director as proxy in writing by mail, facsimile, electronic mail or by any other means of communication. Any director may represent one or several other directors.

18.5         Any director who participates in a meeting of the board of directors by conference-call, videoconference or by any other means of communication which allows such director’s identification and which allows that all the persons taking part in the meeting hear one another on a continuous basis and may effectively participate in the meeting, is deemed to be present for the computation of quorum and majority. A meeting of the board of directors held through such means of communication is deemed to be held at the Company’s registered office.

18.6         The board of directors may unanimously pass resolutions in writing which shall have the same effect as resolutions passed at a meeting of the board duly convened and held. Such resolutions in writing are passed when dated and signed by all directors on a single document or on multiple counterparts, a copy of a signature sent by mail, facsimile or a similar means of communication being sufficient proof thereof. The single document showing all signatures or the entirety of the signed counterparts, as the case may be, will form the instrument giving evidence of the passing of the resolutions and the date of the resolutions shall be the date of the last signature.

18.7         The secretary or, if no secretary has been appointed, the chairman which was present at a meeting, shall draw up minutes of the meeting of the board of directors, which shall be signed by the chairman or by the secretary, as the case may be, or by any two directors.

Article 19          Committees of the board of directors

The board of directors may establish one or more committees, including without limitation, an audit committee, a nominating and corporate governance committee and a compensation committee, and for which it shall, if one or more of such committees are set up, appoint the members who may be but do not need to be members of the board of directors (subject always, if the common shares of the Company are listed on a foreign stock exchange, to the requirements of such foreign stock exchange applicable to the Company and/or of such regulatory authority competent in relation to such listing), determine the purpose, powers and authorities as well as the procedures and such other rules as may be applicable thereto.

Article 20          Dealings with third parties

The Company will be bound towards third parties in all circumstances by (i) the sole signature of the chairman of the board of directors, (ii) joint signatures of any two directors or (iii) by the joint signatures or the sole signature of any person(s) to whom such signatory power has been granted by the board of directors, within the limits of such authorization.

With respect to matters that constitute daily management of the Company, the Company will be bound towards third parties by the sole signature of (i) the administrateur délégué or délégué à la gestion journalière (“Chief Executive Officer” or “CEO”), (ii) the directeur financier (“Chief Financial Officer” or “CFO”) or (iii) any other person(s) to whom such power in relation to the daily management of the Company has been delegated in accordance with article 15 hereof, acting alone or jointly in accordance with the rules of such delegation, if any has(ve) been appointed.

Article 21          Indemnification

21.1         The members of the board of directors are not held personally liable for the indebtedness or other obligations of the Company. As agents of the Company, they are responsible for the performance of their duties. Subject to the exceptions and limitations listed in article 21.2 and mandatory provisions of law, every person who is, or has been, a member of the board of directors or officer of the Company shall be indemnified by the Company to the fullest extent permitted by law against liability and against all expenses reasonably incurred or paid by him in connection with any claim, action, suit or proceeding which he becomes involved as a party or otherwise by virtue of his being or having been such a director or officer and against amounts paid or incurred by him in the settlement thereof. The words “claim”, “action”, “suit” or “proceeding” shall apply to all claims, actions, suits or proceedings (civil, criminal or otherwise including appeals) actual or threatened and the words “liability” and “expenses” shall include without limitation attorneys’ fees, costs, judgments, amounts paid in settlement and other liabilities.

21.2         No indemnification shall be provided to any director or officer (i) against any liability to the Company or its shareholders by reason of willful misconduct, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office (ii) with respect to any matter as to which he shall have been finally adjudicated to have acted in bad faith and not in the interest of the Company or (iii) in the event of a settlement, unless the settlement has been approved by a court of competent jurisdiction or by the board of directors.

21.3         The right of indemnification herein provided shall be severable, shall not affect any other rights to which any director or officer may now or hereafter be entitled, shall continue as to a person who has ceased to be such director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person. Nothing contained herein shall affect or limit any rights to indemnification to which corporate personnel, including directors and officers, may be entitled by contract or otherwise under law. The Company shall specifically be entitled to provide contractual indemnification to and may purchase and maintain insurance for any corporate personnel, including directors and officers of the Company, as the Company may decide upon from time to time.

21.4         Expenses in connection with the preparation and representation of a defense of any claim, action, suit or proceeding of the character described in this article 21 shall be advanced by the Company prior to final disposition thereof upon receipt of any undertaking by or on behalf of the officer or director, to repay such amount if it is ultimately determined that he is not entitled to indemnification under this article.

Article 22          Conflicts of interest

22.1         Any director who has, directly or indirectly, a conflicting interest in a transaction submitted to the approval of the board of directors which conflicts with the Company’s interest, must inform the board of directors of such conflict of interest and must have his declaration recorded in the minutes of the board meeting. The relevant director may not take part in the discussions on and may not vote on the relevant transaction. A special report shall be made on any transactions in which any of the directors may have had an interest conflicting with that of the Company, at the next general meeting, before any resolution is put in vote.

22.2         No contract or other transaction between the Company and any other company or firm shall be affected or invalidated by the fact that any one or more of the directors or officers of the Company is interested in, or is a director, associate, officer, agent, adviser or employee of such other company or firm. Any director or officer who serves as a director, officer or employee or otherwise of any company or firm with which the Company shall contract or otherwise engage in business shall not, by reason of such affiliation with such other company or firm only, be prevented from considering and voting or acting upon any matters with respect to such contract or other business.

E.           AUDITORS

Article 23          Auditor(s)

23.1         The Company’s annual accounts shall be audited by one or more approved independent auditors (réviseurs d’entreprises agréés), appointed by the general meeting of shareholders at the board of directors’ recommendation (acting on the recommendation of the audit committee, if any). The general meeting of shareholders shall determine the number of auditor(s) and the term of their office which shall not exceed one (1) year and may be renewed for successive one (1) year periods.

23.2         An auditor may be dismissed at any time with cause (or with his approval) by the general meeting of shareholders. An auditor may be reappointed.

F.           FINANCIAL YEAR – PROFITS – INTERIM DIVIDENDS

Article 24          Financial year

The Company’s financial year shall begin on the first (1) January of each year and shall terminate on the thirty-first (31st) December of the same year.

Article 25          Profits

25.1 At the end of each financial year, the accounts are closed and the board of directors shall draw up or shall cause to be drawn up an inventory of assets and liabilities, the balance sheet and the profit and loss accounts in accordance with the Law.

25.2         From the Company’s annual net profits five per cent (5%) at least shall be allocated to the Company’s legal reserve. This allocation ceases to be mandatory as soon and as long as the aggregate amount of the Company’s legal reserve amounts to ten per cent (10%) of the Company’s issued share capital. Sums contributed to the Company by shareholders may also be allocated to the legal reserve. In the case of a share capital reduction, the Company’s legal reserve may be reduced in proportion so that it does not exceed ten per cent (10%) of the issued share capital.

25.3         The annual general meeting of shareholders determines upon proposal of the board of directors how the remainder of the annual net profits will be allocated.

25.4         Dividends which have not been claimed within five (5) years after the date on which they became due and payable revert back to the Company.

Article 26          Interim dividends – Share premium and additional premiums

26.1         The board of directors may declare and pay interim dividends in accordance with the provisions of the Law.

26.2         Any share premium, additional premiums or other distributable reserve may be freely distributed to the shareholders (including by interim dividends) subject to the provisions of the Law.

G.           LIQUIDATION

Article 27          Liquidation

27.1         In the event of the Company’s dissolution, the liquidation shall be carried out by one or several liquidators, individuals or legal entities, appointed by the general meeting of shareholders resolving on the Company’s dissolution which shall determine the liquidator’s/liquidators’ powers and remuneration. Unless otherwise provided, the liquidator or liquidators shall have the most extensive powers for the realization of the assets and payment of the liabilities of the Company.

27.2         The surplus resulting from the realization of the assets and the payment of all liabilities shall be distributed among the shareholders in proportion to the number of common shares of the Company held by them.

H.           GOVERNING LAW

Article 28          Governing law

All matters not governed by these articles of association shall be determined in accordance with the Law.